Exhibit 99.1

News Release

Contact:

Investors	Media
Steve Shriner	Mike McCoy
(404) 827-6714	(404) 588-7230

For Immediate Release

April 21, 2010

SUNTRUST REPORTS FIRST QUARTER RESULTS

Economic Conditions Impact Financial Results; Company Notes Improved Asset Quality and Operating Trends

ATLANTA — SunTrust Banks, Inc. (NYSE: STI) today reported a net loss available to common shareholders for the first quarter of 2010 of $229 million, or $0.46 per average common share, as the lingering effects of the recession impacted results. This compares to a net loss available to common shareholders of $875 million, or $2.49 per average common share in the first quarter of 2009, and a net loss per average common share of $0.64 for the fourth quarter of 2009.

The first quarter of 2009 net loss included a non-cash charge of $715 million, or $2.03 per average common share, related to the impairment of goodwill. Excluding the goodwill charge, the net loss per average common share in the first quarter of 2009 was $0.46, equal to the first quarter of 2010.

“We are increasingly encouraged by current operating trends and our outlook for the future,” said James M. Wells III, Chairman and Chief Executive Officer of SunTrust Banks, Inc. While the outlook for economic recovery remains uncertain, Mr. Wells noted that the quarter’s results were most positively affected by improved asset quality which resulted in a significant decrease in credit-related costs, including provision for credit losses.

“Our client-focused strategies, expense management discipline and lower cost deposit mix are yielding results,” he added. “We believe that as the economy continues to gain traction, our strong capital position will enable SunTrust to operate from a position of strength, capitalize on opportunities in the markets and businesses in which we compete, and drive improved shareholder value.”

First Quarter 2010 Consolidated Highlights

	1st Quarter 2010	1st Quarter 2009	% Change
Income Statement
(Dollars in millions, except per share data)
Net income/(loss)	$(161)	$(815)	80.3%
Net income/(loss) available to common shareholders	(229)	(875)	73.8
Net income/(loss) available to common shareholders, excluding goodwill impairment	(229)	(160)	(42.7)
Net income/(loss) per average common share	(0.46)	(2.49)	81.5
Net income/(loss) per average common share, excluding goodwill impairment	(0.46)	(0.46)	-
Total revenue – fully taxable-equivalent	1,900	2,214	(14.2)
Net interest income – fully taxable equivalent	1,202	1,093	10.0
Provision for credit losses	862	994	(13.3)
Noninterest income	698	1,121	(37.7)
Noninterest expense	1,361	2,152	(36.8)
Noninterest expense, excluding goodwill impairment	1,361	1,401	(2.9)
Net interest margin – fully taxable equivalent	3.32%	2.87%

Balance Sheet
(Dollars in billions)
Average loans	$114.4	$125.3	(8.7)%
Average consumer and commercial deposits	115.1	107.5	7.0

Capital
Tier 1 capital ratio (1)	13.05%	11.02%
Tier 1 common equity ratio (1)	7.65%	5.83%
Total average shareholders’ equity to total average assets	13.03%	12.51%

Asset Quality
Net charge-offs to average loans (annualized)	2.91%	1.97%
Allowance for loan losses to period end loans	2.80%	2.21%
Nonperforming loans to total loans	4.55%	3.75%

(1)	Current period Tier 1 capital and Tier 1 common equity ratios are estimated as of the earnings release date

•	The net loss of $0.46 per share improved as compared to earnings per share losses recorded in the first quarter of 2009 and the fourth quarter of 2009.

•	Results continue to reflect challenging economic conditions and elevated, but abating, credit costs.

•	Total revenues remained soft due primarily to lower mortgage production volume and income and mark-to-market losses on the Company’s fair value public debt versus gains in the first quarter of 2009.

•	Net interest income increased 10% as a 45 basis point increase in the net interest margin more than offset a decline in earning assets.

•	Provision for credit losses declined compared to the prior year and sequential quarter as credit quality has improved and additions to the allowance for loan losses have declined.

•	Expenses remained well controlled, declining compared to last year and last quarter.

•	Average loans declined due to lower client demand and runoff in higher risk construction and residential mortgage portfolios.

•

Deposits increased as significant growth in lower cost deposits was partially offset by a decline in higher cost time deposits, which lowered our overall funding cost and contributed to expanded net interest margin.

•	Capital levels remained strong with estimated Tier 1 common equity at 7.65% and estimated Tier 1 capital at 13.05%, compared to 7.67% and 12.96%, respectively, as of year end.

•

Overall, asset quality has improved notably. Provision expense has declined, and early stage delinquencies have declined from 1.76% in the first quarter of 2009 to 1.19% in the first quarter of 2010. The net charge-off and non-performing loan ratios remain elevated as we continue to resolve residential real estate-related risk.

CONSOLIDATED FINANCIAL PERFORMANCE

Revenue

Fully taxable-equivalent revenue, excluding securities gains and losses, declined 14.2% compared to the first quarter of 2009; however, on a sequential quarter basis it increased slightly due to higher noninterest income. The year-over-year decrease was due to a 37.7% decrease in noninterest income, partially offset by a 10.0% increase in net interest income. Noninterest income in the current quarter was adversely impacted by lower mortgage production and higher mortgage repurchase charges compared to the first quarter of 2009. The current quarter also included $20 million of mark-to-market losses on the Company’s debt and related hedges carried at fair value, while the first quarter of 2009 reflected $113 million in mark-to-market gains.

Net Interest Income

Fully taxable-equivalent net interest income was $1,202 million in the first quarter of 2010, an increase of 10.0% over the first quarter of 2009 and essentially flat compared to the sequential quarter despite two fewer days in the current quarter. Average earning assets were relatively flat compared to the sequential quarter partially as a result of the addition of approximately $1.6 billion of average assets from previously unconsolidated entities in connection with our adoption of recently issued accounting standards. Average earning assets declined $7.5 billion, or 4.9%, compared to the first quarter of 2009 due to a decline in average loans (including loans held for sale) and trading assets, partially offset by an increase in average securities available for sale.

Net interest margin for the first quarter of 2010 was 3.32%, a 45 basis point increase from the first quarter of 2009 and a 5 basis point increase from the fourth quarter of 2009. The increase in net interest margin was primarily driven by the decline in our funding costs. Significantly higher low cost deposits and lower wholesale funding contributed to the 75 basis point year-over-year decline in the cost of average interest-bearing liabilities. Loan yields have remained relatively stable over the past five quarters benefiting from receive fixed/pay floating interest swaps on commercial loans.

Noninterest Income

Total noninterest income was $698 million for the first quarter of 2010, down $423 million, or 37.7%, from the first quarter of 2009 and down $44 million, or 5.9%, on a sequential quarter basis. The decline in year-over-year noninterest income was driven primarily by mortgage production income and trading account profits and commissions. The fourth quarter of 2009 also included $73 million in net gains realized from the sale of securities related to the repositioning of the investment portfolio.

Mortgage production income declined $281 million in the first quarter of 2010 compared to the first quarter of 2009. Current quarter results included $128 million of estimated mortgage repurchase losses compared to $26 million in the first quarter of 2009. Mortgage repurchase reserves remained relatively stable at $210 million as of March 31, 2010, up $10 million from year end, due to a leveling off of investor repurchase demands. Estimated repurchase losses during the fourth quarter of 2009 were $220 million. Mortgage production income was also affected by lower loan applications and originations, which declined approximately 60% compared to the first quarter of 2009.

Mortgage servicing income declined $13 million from the first quarter of 2009, as $17 million in higher servicing fees in the current quarter were offset by $31 million of impairment recovery recognized in the first quarter of 2009. Mortgage servicing income increased $24 million, or 51.0%, compared to the fourth quarter of 2009 due primarily to improved performance of the hedge on mortgage servicing rights. As of March 31, 2010, SunTrust serviced $178.0 billion in mortgage loans, up 7.0%, from the first quarter of 2009.

Trading account profits and commissions declined $115 million compared to the first quarter of 2009. However, during the current quarter, the Company recorded $20 million of mark-to-market valuation losses on its public debt and related hedges carried at fair value compared to $113 million of valuation gains in the first quarter of 2009 and $38 million of valuation losses in the fourth quarter of 2009. This quarter’s trading income also included $16 million in valuation losses related to the deterioration of collateral on previously securitized loans, net of valuation gains on illiquid securities, and certain trading assets, compared to a net mark-to-market loss of $34 million in the first quarter of 2009. Capital markets-related trading income and investment banking fees declined slightly compared to the first quarter of 2009 due to lower equity and fixed income derivatives revenue and reduced deal flow, while the sequential quarter improved modestly primarily due to improved fixed income sales and derivatives revenue.

Other fee based revenue from both consumer and commercial clients was mixed across the various income categories but generally flat in total relative to the first quarter of 2009. Fee based income declined on a sequential basis due to lower NSF and client analysis fees and seasonal declines in other revenue categories.

Noninterest Expense

Total noninterest expense in the first quarter of 2010 was $1,361 million, down $791 million, or 36.8%, from the first quarter of 2009. Excluding the $751 million goodwill impairment charge recorded in the first quarter of 2009, noninterest expense declined $40 million, or 2.7%, driven by lower credit-related and personnel expenses, partially offset by lower gains on the extinguishment of debt. Credit-related costs, including other real estate owned, credit and collections, operating losses, and mortgage reinsurance, declined $45 million, or 23.8%. The decline in mortgage reinsurance expense was partially offset by increased credit and collections expense due to losses from advances on delinquent loans serviced for others. Personnel expenses declined $44 million, or 6.0%, compared to the first quarter of 2009 due to lower pension expense from higher discount rates and improved performance in the underlying retirement plan assets. Incentive compensation declined in conjunction with the soft revenue generation. FDIC insurance and regulatory expense increased $17 million, or 35.5%, over the first quarter of 2009 in conjunction with higher average deposits and increased premiums associated with the replenishment of the FDIC deposit insurance fund.

On a sequential quarter basis, noninterest expense was down $93 million, or 6.4%. The decline was driven by a $31 million decline in credit-related expenses, specifically operating losses and other real estate owned losses, a $14 million decline in marketing expenses due to the timing of various marketing campaigns, and a $9 million gain from the extinguishment of debt during the current quarter compared to a $24 million net loss in the fourth quarter of 2009.

Income Taxes

For the first quarter of 2010, the Company recognized a benefit for income taxes of $194 million, which compares to a $151 million benefit recorded in the first quarter of 2009. The tax benefit was due to the recognition of a pre-tax loss, as well as other permanent tax items such as tax exempt interest and federal tax credits. The first quarter of 2009 effective tax rate was significantly impacted by the $677 million non-deductible portion of the goodwill impairment. The impact of the recently enacted Patient Protection and Affordable Care Act did not have a significant impact on the Company’s provision for income taxes.

U.S. Treasury Preferred Dividends

The Company recorded $66 million in preferred dividends in each of the current and prior year quarters related to the $4.85 billion in preferred securities issued to the U.S. Treasury under the Capital Purchase Program. The 5.5% effective yield reflects the 5.0% dividend rate and the amortization of the discount recorded on the preferred stock at issuance.

Balance Sheet

As of March 31, 2010, total assets were $171.8 billion, which included $1.5 billion of loans related to the consolidation of our asset-backed commercial paper conduit and $323 million of loans held for sale related to the consolidation of a collateralized loan obligation vehicle as a result of recently issued accounting standards. Shareholders’ equity of $22.6 billion as of March 31, 2010 represented 13.2% of total assets. Book value and tangible book value per common share were $35.40 and $22.76, respectively, as of March 31, 2010.

Loans

Average loans for the first quarter of 2010 totaled $114.4 billion, down $10.9 billion, or 8.7%, from the first quarter of 2009. Average real estate construction and residential mortgage loans declined $6.3 billion, or 16.8%, as the Company continued its efforts to reduce its exposure to residential real estate. Commercial loans declined $6.1 billion, or 15.6%, due to weak client demand resulting in lower utilization of lines of credit. Average loans were essentially flat compared to the sequential quarter; however, the first quarter average includes approximately $1.4 billion of loans as a result of the consolidation of previously off-balance sheet loans. As of March 31, 2010, total loans were $114.0 billion, up $305 million from year end.

Deposits

Average consumer and commercial deposits for the first quarter of 2010 were $115.1 billion, up $7.6 billion, or 7.0%, from the first quarter of 2009. Deposit growth was concentrated in lower cost deposits, including NOW accounts, money market accounts, and demand deposits, which increased on average $13.0 billion, or 17.7%, while higher cost time deposits declined $5.8 billion, or 19.0%. Growth in consumer and commercial deposits has enabled a further decline in average brokered and foreign deposits, which declined by $4.0 billion year-over-year, or 53.7%, as well as non-deposit interest-bearing funding, which declined $10.3 billion, or 29.5%. As anticipated, average consumer and commercial deposits declined slightly on a sequential quarter basis due largely to a decline in higher cost time deposits and, in part, due to seasonal declines in certain commercial client accounts. As of March 31, 2010, total consumer and commercial deposits were $116.1 billion, down $160 million from year end.

Capital and Liquidity

The estimated Tier 1 common equity, Tier 1 capital, and tangible equity to tangible asset ratios at March 31, 2010, were 7.65%, 13.05%, and 9.86%, down two basis points, up nine basis points, and up twenty basis points, respectively, compared to December 31, 2009. Despite the challenging economic environment, the Company’s capital position remains strong. The Company also has substantial available liquidity as the inflows of high quality deposits have largely been retained in cash and invested in high quality government-backed securities.

Asset Quality

During the current quarter, overall asset quality improved notably. Early stage delinquencies, nonperforming loans, and net charge-offs remain elevated but improved sequentially, and in some cases, significantly. Nonetheless, the economic outlook remains uncertain, resulting in the allowance for credit losses remaining relatively stable for the time being. As of March 31, 2010, the allowance for loan losses was $3,176 million, an increase of $56 million from year end, and it represented 2.80% of total loans compared to 2.76% and 2.21% of total loans as December 31, 2009 and March 31, 2009, respectively. The unfunded commitment reserve ended the current quarter at $100 million, down $15 million from year end due to a reduction in exposure related to certain commercial and large corporate clients.

For the first quarter of 2010, the provision for credit losses was $862 million. The provision for credit losses in the current quarter was $132 million lower than the first quarter of 2009 and $112 million lower than the fourth quarter of 2009, continuing the trend of declining provision over the last year.

Net charge-offs in the first quarter of 2010 were $821 million, approximately equal to the amount in the fourth quarter of 2009 and $211 million higher than the first quarter of 2009. Charge-offs in the current quarter include $51 million of incremental charge-offs associated with the transfer of $211 million of nonperforming residential mortgage loans to loans held for sale. The Company is in the process of actively marketing these loans and intends to sell the loans during the second quarter. Also, during the current quarter, incremental charge-offs of $131 million were recorded on severely delinquent residential mortgage loans with collateral located in jurisdictions in which we are experiencing extended foreclosure periods, primarily Florida. The losses on these severely delinquent loans arose from declines in collateral value while the loans were in foreclosure. These estimated declines in value are captured in our estimated allowance for loan losses. Historically, our process was to record the additional charge-off when the foreclosure process was completed; however, due to the protracted amount of time loans are remaining in the foreclosure process, we concluded that it was appropriate to record an additional charge-off after twelve months had lapsed from the initial charge-off, generally at 180 days past due. These combined actions increased charge-offs $182 million and reduced nonperforming loans by $341 million. Annualized net charge-offs to average loans for the current quarter was 2.91% (including 0.65% related to the $182 million of charge-offs discussed above) compared to 2.83% in the sequential quarter and 1.97% in the first quarter of 2009. The sequential quarter increase in residential mortgage net charge-offs of $84 million was due to the items discussed above. The $88 million decrease in construction net charge-offs was due to the extended foreclosure process in Florida and the uneven nature over which construction net charge-offs generally occur.

Nonaccrual loans were $5,185 million, or 4.55% of total loans, as of March 31, 2010, compared to $5,402 million, or 4.75% of total loans, as of December 31, 2009, and $4,641 million, or 3.75% of total loans, as of March 31, 2009. In the current quarter, higher nonaccrual construction loans were offset by reductions in nonaccrual commercial loans and residential mortgage loans, including the $341 million reduction discussed above. As of March 31, 2010, the allowance to nonperforming loans was 61.7%, up 2.9% from year end and 1.4% from a year ago. Early stage delinquencies as of the end of the first quarter were 1.19% of total loans, a decline of 18 basis points compared to year end driven primarily by declines in consumer loans. Late stage delinquencies were relatively flat compared to year end.

The Company continues to proactively modify loans to borrowers experiencing financial difficulties in an effort to mitigate losses. Accordingly, accruing restructured loans increased 16.2% during the current quarter to $1.9 billion.

Line of Business Results

The Company has provided line of business financial tables on its website at www.suntrust.com in the Investor Relations section located under “About SunTrust.” The Company has four lines of business used to measure business activities: Retail and Commercial, Corporate and Investment Banking, Household Lending, and Wealth and Investment Management with the remainder in Corporate Other and Treasury. The Company has announced certain organizational changes effective in the second quarter of 2010 that will result in changes to its reported lines of business. All revenue in the line of business tables is reported on a fully taxable-equivalent basis. For the lines of business, results include net interest income, which is computed using matched-maturity funds transfer pricing. Further, provision for credit losses is represented by net charge-offs. SunTrust also reports results for Corporate Other and Treasury, which includes the Treasury department as well as the residual expenses associated with operational and support expense allocations. This segment also includes differences created between internal management accounting practices and generally accepted accounting principles, certain matched-maturity funds transfer pricing credits and charges, differences in provision for credit losses compared to net charge-offs, as well as equity and its related impact. A detailed discussion of the line of business results will be included in the Company’s forthcoming report on Form 10-Q.

Corresponding Financial Tables and Information

Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming report on Form 10-Q. Detailed financial tables and other information are also available on the Company’s Web site at www.suntrust.com in the Investor Relations section located under “About SunTrust.” This information is also included in a current report on Form 8-K furnished with the Securities and Exchange Commission today.

This news release contains certain non-U.S. GAAP financial measures to describe the Company’s performance. The reconciliation of those measures to the most directly comparable U.S. GAAP financial measures and the reasons why SunTrust believes such financial measures may be useful to investors, can be found in the financial information contained in the appendices of this news release.

Conference Call

SunTrust management will host a conference call on April 21, 2010, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals may call in beginning at 7:45 a.m. (Eastern Time) by dialing 1-888-972-7805 (Passcode: 1Q10). Individuals calling from outside the United States should dial 1-517-308-9091 (Passcode: 1Q10). A replay of the call will be available approximately one hour after the call ends on April 21, 2010, and will remain available until May 5, 2010, by dialing 1-800-308-7853 (domestic) or 1-402-220-3838 (international).

Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust Web site at www.suntrust.com. The webcast will be hosted under “Investor Relations,” located under “About SunTrust,” or may be accessed directly from the SunTrust home page by clicking on the earnings-related link, “1st Quarter Earnings Release.” Beginning the afternoon of April 21, 2010, listeners may access an archived version of the webcast in the “Webcasts and Presentations” subsection found under “Investor Relations.” This webcast will be archived and available for one year. A link to the Investor Relations page is also found in the footer of the SunTrust home page.

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, and trust and investment management services. Through various subsidiaries, the Company provides mortgage banking, insurance, brokerage, equipment leasing, and capital markets services. SunTrust’s Internet address is www.suntrust.com.

Important Cautionary Statement About Forward-Looking Statements

This news release includes non-GAAP financial measures to describe SunTrust’s performance. The reconciliations of those measures to GAAP measures are provided within or in the appendix to this news release. In this news release, the Company presents net interest income and net interest margin on a fully taxable-equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

This news release may contain forward-looking statements. Statements regarding future levels of net interest margin, future levels of charge-offs generally and in the construction, residential mortgage, and residential builder portfolios, future income from service charges, and future performance of the commercial real estate portfolio are forward-looking statements. Also, any statement that does not describe historical or current facts, is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Such statements speak as of the date hereof, and we do not assume any obligation to update the statements made herein or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Item 1A of Part I of our 10-K and in other periodic reports that we file with the SEC. Those factors include: difficult market conditions have adversely affected our industry; recent levels of market volatility are unprecedented; we are subject to capital adequacy guidelines and, if we fail to meet these guidelines, our financial condition would be adversely affected; recently enacted legislation, or legislation enacted in the future, or any proposed federal programs subject us to increased regulation and may adversely affect us; we have not yet received permission to repay TARP funds; emergency measures designed to stabilize the U.S. banking system are beginning to wind down; we are subject to credit risk; weakness in the economy and in the real estate market, including specific weakness within our geographic footprint, has adversely affected us and may continue to adversely affect us; weakness in the real estate market, including the secondary residential mortgage loan markets, has adversely affected us and may continue to adversely affect us; as a financial services company, adverse changes in general business or economic conditions could have a material adverse effect on our financial condition and results of operations; changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital or liquidity; the fiscal and monetary policies of the federal government and its agencies could have a material adverse effect on our earnings; we may be required to repurchase mortgage loans or indemnify mortgage loan purchasers as a result of breaches of representations and warranties, borrower fraud, or certain borrower defaults, which could harm our liquidity, results of operations, and financial condition; we may continue to suffer increased losses in our loan portfolio despite enhancement of our underwriting policies; depressed market values for our stock may require us to write down goodwill; clients could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding; consumers may decide not to use banks to complete their financial transactions, which could affect net income; we have businesses other than banking which subject us to a variety of risks; hurricanes and other natural disasters may adversely affect loan portfolios and operations and increase the cost of doing business; negative public opinion could damage our reputation and adversely impact business and revenues; we rely on other companies to provide key components of our business infrastructure; the soundness of other financial institutions could adversely affect us; we rely on our systems, employees, and certain counterparties, and certain failures could materially adversely affect our operations; we depend on the accuracy and completeness of information about clients and counterparties; we are subject to certain litigation, and our expenses related to this litigation may adversely affect our results; regulation by federal and state agencies could adversely affect the business, revenue, and profit margins; competition in the financial services industry is intense and could result in losing business or reducing margins; future legislation could harm our competitive position; maintaining or increasing market share depends on market acceptance and regulatory approval of new products and services; we may not pay dividends on your common stock; our ability to receive dividends from our subsidiaries accounts for most of our revenue and could affect our liquidity and ability to pay dividends; significant legal actions could subject us to substantial uninsured liabilities; recently declining values of real estate, increases in unemployment, and the related effects on local economies may increase our credit losses, which would negatively affect our financial results; deteriorating credit quality, particularly in real estate loans, has adversely impacted us and may continue to adversely impact us; our allowance for loan losses may not be adequate to cover our eventual losses; we will realize future losses if the proceeds we receive upon liquidation of nonperforming assets are less than the carrying value of such assets; disruptions in our ability to access global capital markets may negatively affect our capital resources and liquidity; in 2009 and 2010, credit rating agencies downgraded the credit ratings of SunTrust Bank and SunTrust Banks, Inc., and these downgrades and any subsequent downgrades could adversely impact the price and liquidity of our securities and could have an impact on our businesses and results of operations; we have in the past and may in the future pursue acquisitions, which could affect costs and from which we may not be able to realize anticipated benefits; we depend on the expertise of key personnel, and if these individuals leave or change their roles without effective replacements, operations may suffer; we may not be able to hire or retain additional qualified personnel and recruiting and compensation costs may increase as a result of turnover, both of which may increase costs and reduce profitability and may adversely impact our ability to implement our business strategy; our accounting policies and processes are critical to how we report our financial condition and results of operations, and require management to make estimates about matters that are uncertain; changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition; our stock price can be volatile; our disclosure controls and procedures may not prevent or detect all errors or acts of fraud; our financial instruments carried at fair value expose us to certain market risks; our revenues derived from our investment securities may be volatile and subject to a variety of risks; and we may enter into transactions with off-balance sheet affiliates or our subsidiaries.

SunTrust Banks, Inc. and Subsidiaries

FINANCIAL HIGHLIGHTS

(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended March 31%
	2010		2009		Change [4]
EARNINGS & DIVIDENDS
Net loss	($161)		($815)		80%
Net loss available to common shareholders	(229)		(875)		74
Net loss available to common shareholders excluding goodwill/intangible impairment charges other than MSRs [1]	(229)		(160)		(43)
Total revenue - FTE [2]	1,900		2,214		(14)
Total revenue - FTE excluding securities (gains)/losses, net [1]	1,898		2,211		(14)
Net loss per average common share
Diluted	(0.46)		(2.49)		82
Diluted excluding goodwill/intangible impairment charges other than MSRs [1]	(0.46)		(0.46)		-
Basic	(0.46)		(2.49)		82
Dividends paid per common share	0.01		0.10		(90)

CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$171,429		$178,871		(4	) %
Earning assets	146,896		154,390		(5)
Loans	114,435		125,333		(9)
Consumer and commercial deposits	115,084		107,515		7
Brokered and foreign deposits	3,433		7,417		(54)
Total shareholders’ equity	22,338		22,368		-

As of
Total assets	171,796		179,116		(4)
Earning assets	147,056		153,290		(4)
Loans	113,979		123,893		(8)
Allowance for loan and lease losses	3,176		2,735		16
Consumer and commercial deposits	116,144		112,449		3
Brokered and foreign deposits	2,606		6,523		(60)
Total shareholders’ equity	22,620		21,646		4

FINANCIAL RATIOS & OTHER DATA
Return on average total assets	(0.38	) %	(1.85	) %	79%
Return on average assets less net unrealized securities gains [1]	(0.42)		(1.89)		78
Return on average common shareholders’ equity	(5.34)		(20.71)		74
Return on average realized common shareholders’ equity [1]	(5.93)		(22.08)		73
Net interest margin [2]	3.32		2.87		16
Efficiency ratio [2]	71.60		97.19		(26)
Tangible efficiency ratio [1]	70.91		62.55		13
Effective tax rate/(benefit)	(54.70)		(15.61)		NM
Tier 1 common equity	7.65	[3]	5.83		31
Tier 1 capital	13.05	[3]	11.02		18
Total capital	16.60	[3]	14.15		17
Tier 1 leverage	10.95	[3]	10.14		8
Total average shareholders’ equity to total average assets	13.03		12.51		4
Tangible equity to tangible assets [1]	9.86		8.85		11

Book value per common share	$35.40		$46.03		(23)
Tangible book value per common share [1]	22.76		28.15		(19)
Market price:
High	28.39		30.18		(6)
Low	20.16		6.00		NM
Close	26.79		11.74		NM
Market capitalization	13,391		4,188		NM

Average common shares outstanding (000s)
Diluted [5]	494,871		351,352		41
Basic	494,871		351,352		41

Full-time equivalent employees	28,263		29,279		(3)
Number of ATMs	2,828		2,673		6
Full service banking offices	1,678		1,694		(1)

1See Appendix A for reconcilements of non-GAAP performance measures.

2Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

3Current period tier 1 common equity, tier 1 capital, total capital and tier 1 leverage ratios are estimated as of the earnings release date.

4”NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

5For earnings per share calculation purposes, the impact of dilutive securities are excluded from the diluted share count during periods that the Company has recognized a net loss available to common shareholders because the impact would be antidilutive.

SunTrust Banks, Inc. and Subsidiaries

FIVE QUARTER FINANCIAL HIGHLIGHTS

(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended
	March 31 2010		December 31 2009	September 30 2009	June 30 2009	March 31 2009
EARNINGS & DIVIDENDS
Net loss	($161)		($248)	($317)	($183)	($815)
Net loss available to common shareholders	(229)		(316)	(377)	(164)	(875)
Net loss available to common shareholders excluding goodwill/intangible impairment charges other than MSRs [1]	(229)		(316)	(377)	(164)	(160)
Total revenue - FTE [2]	1,900		1,949	1,943	2,193	2,214
Total revenue - FTE excluding securities (gains)/losses, net [1]	1,898		1,876	1,896	2,218	2,211
Net loss per average common share
Diluted	(0.46)		(0.64)	(0.76)	(0.41)	(2.49)
Diluted excluding goodwill/intangible impairment charges other than MSRs [1]	(0.46)		(0.64)	(0.76)	(0.41)	(0.46)
Basic	(0.46)		(0.64)	(0.76)	(0.41)	(2.49)
Dividends paid per common share	0.01		0.01	0.01	0.10	0.10

CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$171,429		$174,041	$172,463	$176,480	$178,871
Earning assets	146,896		146,587	149,579	153,177	154,390
Loans	114,435		115,036	119,796	124,123	125,333
Consumer and commercial deposits	115,084		117,008	114,486	113,528	107,515
Brokered and foreign deposits	3,433		5,145	5,193	6,608	7,417
Total shareholders’ equity	22,338		22,381	22,468	21,926	22,368

As of
Total assets	171,796		174,165	172,718	176,735	179,116
Earning assets	147,056		147,896	145,554	154,345	153,290
Loans	113,979		113,675	116,488	122,816	123,893
Allowance for loan and lease losses	3,176		3,120	3,024	2,896	2,735
Consumer and commercial deposits	116,144		116,303	113,601	113,746	112,449
Brokered and foreign deposits	2,606		5,560	5,730	5,055	6,523
Total shareholders’ equity	22,620		22,531	22,908	22,953	21,646

FINANCIAL RATIOS & OTHER DATA
Return on average total assets	(0.38)%		(0.57)%	(0.73)%	(0.42)%	(1.85)%
Return on average assets less net unrealized securities gains [1]	(0.42)		(0.70)	(0.83)	(0.41)	(1.89)
Return on average common shareholders’ equity	(5.34)		(7.19)	(8.52)	(3.95)	(20.71)
Return on average realized common shareholders’ equity [1]	(5.93)		(8.81)	(9.70)	(4.02)	(22.08)
Net interest margin [2]	3.32		3.27	3.10	2.94	2.87
Efficiency ratio [2]	71.60		74.58	73.53	69.68	97.19
Tangible efficiency ratio [1]	70.91		73.96	72.82	69.05	62.55
Effective tax rate/(benefit)	(54.70)		(51.46)	(51.46)	(44.81)	(15.61)
Tier 1 common equity	7.65	[3]	7.67	7.49	7.34	5.83
Tier 1 capital	13.05	[3]	12.96	12.58	12.23	11.02
Total capital	16.60	[3]	16.43	15.92	15.31	14.15
Tier 1 leverage	10.95	[3]	10.90	11.08	11.02	10.14
Total average shareholders’ equity to total average assets	13.03		12.86	13.03	12.42	12.51
Tangible equity to tangible assets [1]	9.86		9.66	9.96	9.75	8.85

Book value per common share	$35.40		$35.29	$36.06	$36.16	$46.03
Tangible book value per common share [1]	22.76		22.59	23.35	23.41	28.15
Market price:
High	28.39		24.09	24.43	20.86	30.18
Low	20.16		18.45	14.50	10.50	6.00
Close	26.79		20.29	22.55	16.45	11.74
Market capitalization	13,391		10,128	11,256	8,205	4,188

Average common shares outstanding (000s)
Diluted [4]	494,871		494,332	494,169	399,242	351,352
Basic	494,871		494,332	494,169	399,242	351,352

Full-time equivalent employees	28,263		28,001	28,015	28,520	29,279
Number of ATMs	2,828		2,822	2,807	2,695	2,673
Full service banking offices	1,678		1,683	1,690	1,692	1,694

1See Appendix A for reconcilements of non-GAAP performance measures.

2Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

3Current period tier 1 common equity, tier 1 capital, total capital and tier 1 leverage ratios are estimated as of the earnings release date.

4For earnings per share calculation purposes, the impact of dilutive securities are excluded from the diluted share count during periods that the Company has recognized a net loss available to common shareholders because the impact would be antidilutive.

SunTrust Banks, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME/(LOSS)

(Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended
	March 31		Increase/(Decrease) [2]
	2010	2009	Amount	%
Interest income	$1,573,686	$1,729,335	($155,649)	(9) %
Interest expense	402,249	667,237	(264,988)	(40)

NET INTEREST INCOME	1,171,437	1,062,098	109,339	10
Provision for credit losses	861,609	994,098	(132,489)	(13)

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	309,828	68,000	241,828	NM

NONINTEREST INCOME
Service charges on deposit accounts	195,902	206,394	(10,492)	(5)
Trust and investment management income	122,087	116,010	6,077	5
Retail investment services	46,740	56,713	(9,973)	(18)
Other charges and fees	129,100	124,321	4,779	4
Investment banking income	55,916	59,534	(3,618)	(6)
Trading account profits/(losses) and commissions	(7,268)	107,293	(114,561)	NM
Card fees	86,934	75,660	11,274	15
Mortgage production related income/(loss)	(30,929)	250,470	(281,399)	NM
Mortgage servicing related income/(loss)	70,504	83,352	(12,848)	(15)
Other noninterest income	27,631	38,114	(10,483)	(28)
Securities gains/(losses), net	1,543	3,377	(1,834)	(54)

Total noninterest income	698,160	1,121,238	(423,078)	(38)

NONINTEREST EXPENSE
Employee compensation and benefits	691,793	736,052	(44,259)	(6)
Net occupancy expense	91,141	87,417	3,724	4
Outside processing and software	148,703	138,361	10,342	7
Equipment expense	40,513	43,540	(3,027)	(7)
Marketing and customer development	34,127	34,725	(598)	(2)
Amortization/impairment of goodwill/intangible assets	13,187	767,016	(753,829)	(98)
Net loss/(gain) on extinguishment of debt	(9,307)	(25,304)	15,997	63
Operating losses	13,797	22,621	(8,824)	(39)
Mortgage reinsurance	9,400	70,039	(60,639)	(87)
FDIC premium/regulatory exams	64,335	47,473	16,862	36
Other noninterest expense	262,854	230,083	32,771	14

Total noninterest expense	1,360,543	2,152,023	(791,480)	(37)

LOSS BEFORE PROVISION/(BENEFIT) FOR INCOME TAXES	(352,555)	(962,785)	610,230	63
Provision/(benefit) for income taxes	(194,162)	(150,777)	(43,385)	(29)

LOSS INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(158,393)	(812,008)	653,615	80
Net income attributable to noncontrolling interest	2,421	3,159	(738)	(23)

NET LOSS	($160,814)	($815,167)	$654,353	80

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	($229,184)	($875,381)	$646,197	74

Net interest income - FTE[1]	$1,201,938	$1,092,957	$108,981	10

Net loss per average common share
Diluted	(0.46)	(2.49)	2.03	82
Basic	(0.46)	(2.49)	2.03	82

Cash dividends paid per common share	0.01	0.10	(0.09)	(90)
Average common shares outstanding (000s)
Diluted [3]	494,871	351,352	143,519	41
Basic	494,871	351,352	143,519	41

1Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis.

2”NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

3For earnings per share calculation purposes, the impact of dilutive securities are excluded from the diluted share count during periods that the Company has recognized a net loss available to common shareholders because the impact would be antidilutive.

SunTrust Banks, Inc. and Subsidiaries

FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME/(LOSS)

(Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended				Three Months Ended
	March 31 2010	December 31 2009	Increase/(Decrease) [2]		September 30 2009	June 30 2009	March 31 2009
			Amount	%
Interest income	$1,573,686	$1,629,616	($55,930)	(3) %	$1,657,522	$1,693,274	$1,729,335
Interest expense	402,249	453,139	(50,890)	(11)	520,064	603,617	667,237

NET INTEREST INCOME	1,171,437	1,176,477	(5,040)	-	1,137,458	1,089,657	1,062,098
Provision for credit losses	861,609	973,706	(112,097)	(12)	1,133,929	962,181	994,098

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	309,828	202,771	107,057	53	3,529	127,476	68,000

NONINTEREST INCOME
Service charges on deposit accounts	195,902	212,665	(16,763)	(8)	219,071	210,224	206,394
Trust and investment management income	122,087	134,632	(12,545)	(9)	118,874	117,007	116,010
Retail investment services	46,740	54,329	(7,589)	(14)	51,361	55,400	56,713
Other charges and fees	129,100	137,196	(8,096)	(6)	133,433	127,799	124,321
Investment banking income	55,916	60,084	(4,168)	(7)	75,343	77,038	59,534
Trading account profits/(losses) and commissions	(7,268)	(31,145)	23,877	77	(86,866)	(30,020)	107,293
Card fees	86,934	85,307	1,627	2	82,370	80,505	75,660
Mortgage production related income/(loss)	(30,929)	(67,904)	36,975	54	28,143	165,388	250,470
Mortgage servicing related income/(loss)	70,504	46,705	23,799	51	60,193	139,658	83,352
Gain from ownership in Visa	-	-	-	-	-	112,102	-
Other noninterest income	27,631	37,596	(9,965)	(27)	46,437	41,473	38,114
Securities gains/(losses), net	1,543	72,849	(71,306)	(98)	46,692	(24,899)	3,377

Total noninterest income	698,160	742,314	(44,154)	(6)	775,051	1,071,675	1,121,238

NONINTEREST EXPENSE
Employee compensation and benefits	691,793	694,124	(2,331)	-	666,037	703,709	736,052
Net occupancy expense	91,141	91,709	(568)	(1)	90,445	87,220	87,417
Outside processing and software	148,703	148,707	(4)	-	146,850	145,359	138,361
Equipment expense	40,513	42,939	(2,426)	(6)	41,616	43,792	43,540
Marketing and customer development	34,127	48,392	(14,265)	(29)	38,157	30,264	34,725
Amortization/impairment of goodwill/intangible assets	13,187	12,122	1,065	9	13,741	13,955	767,016
Net loss/(gain) on extinguishment of debt	(9,307)	23,520	(32,827)	(140)	2,276	38,864	(25,304)
Visa litigation	-	-	-	-	-	7,000	-
Operating losses	13,797	25,911	(12,114)	(47)	18,425	32,570	22,621
Mortgage reinsurance	9,400	10,285	(885)	(9)	10,000	24,581	70,039
FDIC premium/regulatory exams	64,335	60,526	3,809	6	45,473	148,675	47,473
Other noninterest expense	262,854	295,331	(32,477)	(11)	355,827	251,983	230,083

Total noninterest expense	1,360,543	1,453,566	(93,023)	(6)	1,428,847	1,527,972	2,152,023

LOSS BEFORE PROVISION/(BENEFIT) FOR INCOME TAXES	(352,555)	(508,481)	155,926	31	(650,267)	(328,821)	(962,785)
Provision/(benefit) for income taxes	(194,162)	(262,993)	68,831	26	(336,056)	(148,957)	(150,777)

LOSS INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(158,393)	(245,488)	87,095	35	(314,211)	(179,864)	(812,008)
Net income attributable to noncontrolling interest	2,421	2,627	(206)	(8)	2,730	3,596	3,159

NET LOSS	($160,814)	($248,115)	$87,301	35	($316,941)	($183,460)	($815,167)

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	($229,184)	($316,424)	$87,240	28	($377,144)	($164,428)	($875,381)

Net interest income - FTE [1]	$1,201,938	$1,206,763	($4,825)	-	$1,168,174	$1,121,085	$1,092,957

Net loss per average common share
Diluted	(0.46)	(0.64)	0.18	28	(0.76)	(0.41)	(2.49)
Basic	(0.46)	(0.64)	0.18	28	(0.76)	(0.41)	(2.49)

Cash dividends paid per common share	0.01	0.01	-	-	0.01	0.10	0.10
Average common shares outstanding (000s)
Diluted [3]	494,871	494,332	539	-	494,169	399,242	351,352
Basic	494,871	494,332	539	-	494,169	399,242	351,352

1Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis.

2”NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

3For earnings per share calculation purposes, the impact of dilutive securities are excluded from the diluted share count during periods that the Company has recognized a net loss available to common shareholders because the impact would be antidilutive.

SunTrust Banks, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands) (Unaudited)

	As of March 31		Increase/(Decrease) [3]
	2010	2009	Amount	%
ASSETS
Cash and due from banks	$4,671,345	$5,825,730	($1,154,385)	(20) %
Interest-bearing deposits in other banks	24,665	25,282	(617)	(2)
Funds sold and securities purchased under agreements to resell	1,613,663	1,209,987	403,676	33
Trading assets	6,038,104	7,397,338	(1,359,234)	(18)
Securities available for sale [1]	26,238,529	19,485,406	6,753,123	35
Loans held for sale	3,696,990	6,954,038	(3,257,048)	(47)
Loans:
Commercial	33,393,502	38,616,338	(5,222,836)	(14)
Real estate:
Home equity lines	15,676,336	16,455,007	(778,671)	(5)
Construction	5,756,240	9,046,475	(3,290,235)	(36)
Residential mortgages	30,804,683	32,180,888	(1,376,205)	(4)
Commercial real estate:
Owner occupied	8,926,891	8,858,393	68,498	1
Investor owned	6,335,013	6,235,754	99,259	2
Consumer:
Direct	5,368,458	5,173,380	195,078	4
Indirect	6,678,269	6,351,255	327,014	5
Credit card	1,040,056	975,476	64,580	7

Total loans	113,979,448	123,892,966	(9,913,518)	(8)
Allowance for loan and lease losses	(3,176,000)	(2,735,000)	441,000	16

Net loans	110,803,448	121,157,966	(10,354,518)	(9)
Goodwill	6,322,878	6,309,431	13,447	-
Other intangible assets	1,799,919	1,103,333	696,586	63
Other real estate owned	627,639	593,579	34,060	6
Other assets	9,959,075	9,054,312	904,763	10

Total assets [2]	$171,796,255	$179,116,402	($7,320,147)	(4)

LIABILITIES
Noninterest-bearing consumer and commercial deposits	$25,148,837	$24,371,518	$777,319	3%
Interest-bearing consumer and commercial deposits:
NOW accounts	25,657,386	22,420,789	3,236,597	14
Money market accounts	36,872,574	30,350,351	6,522,223	21
Savings	4,027,338	3,598,754	428,584	12
Consumer time	14,546,781	17,555,203	(3,008,422)	(17)
Other time	9,890,733	14,152,098	(4,261,365)	(30)

Total consumer and commercial deposits	116,143,649	112,448,713	3,694,936	3
Brokered deposits	2,350,846	6,373,500	(4,022,654)	(63)
Foreign deposits	254,941	149,962	104,979	70

Total deposits	118,749,436	118,972,175	(222,739)	-
Funds purchased	1,158,713	1,567,406	(408,693)	(26)
Securities sold under agreements to repurchase	2,794,195	3,165,644	(371,449)	(12)
Other short-term borrowings	2,387,640	2,883,384	(495,744)	(17)
Long-term debt	16,531,380	23,029,842	(6,498,462)	(28)
Trading liabilities	3,246,890	3,050,628	196,262	6
Other liabilities	4,308,075	4,801,697	(493,622)	(10)

Total liabilities	149,176,329	157,470,776	(8,294,447)	(5)

SHAREHOLDERS’ EQUITY
Preferred stock, no par value	4,923,292	5,227,357	(304,065)	(6)
Common stock, $1.00 par value	514,667	372,799	141,868	38
Additional paid in capital	8,446,209	6,713,536	1,732,673	26
Retained earnings	8,419,219	9,466,914	(1,047,695)	(11)
Treasury stock, at cost, and other	(989,840)	(1,168,995)	(179,155)	(15)
Accumulated other comprehensive income	1,306,379	1,034,015	272,364	26

Total shareholders’ equity	22,619,926	21,645,626	974,300	5

Total liabilities and shareholders’ equity	$171,796,255	$179,116,402	($7,320,147)	(4)

Common shares outstanding	499,857,812	356,693,099	143,164,713	40
Common shares authorized	750,000,000	750,000,000	-	-
Preferred shares outstanding	50,225	53,500	(3,275)	(6)
Preferred shares authorized	50,000,000	50,000,000	-	-
Treasury shares of common stock	14,808,783	16,106,270	(1,297,487)	(8)

[1]Includes net unrealized gains of	$1,904,276	$1,492,517	$411,759	28%
[2]Includes earning assets of	147,056,130	153,289,712	(6,233,582)	(4)
[3]“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

FIVE QUARTER CONSOLIDATED BALANCE SHEETS

(Dollars in thousands) (Unaudited)

	As of				As of
	March 31 2010	December 31 2009	Increase/(Decrease) [3]		September 30 2009	June 30 2009	March 31 2009
			Amount	%
ASSETS
Cash and due from banks	$4,671,345	$6,456,406	($1,785,061)	(28)%	$4,303,550	$2,434,859	$5,825,730
Interest-bearing deposits in other banks	24,665	24,109	556	2	25,098	24,310	25,282
Funds sold and securities purchased under agreements to resell	1,613,663	516,656	1,097,007	NM	829,089	798,515	1,209,987
Trading assets	6,038,104	4,979,938	1,058,166	21	6,673,623	7,739,197	7,397,338
Securities available for sale [1]	26,238,529	28,477,042	(2,238,513)	(8)	22,122,850	19,465,291	19,485,406
Loans held for sale	3,696,990	4,669,823	(972,833)	(21)	4,577,549	8,031,114	6,954,038
Loans:
Commercial	33,393,502	32,494,067	899,435	3	33,491,704	37,960,878	38,616,338
Real estate:
Home equity lines	15,676,336	15,952,546	(276,210)	(2)	16,120,532	16,298,228	16,455,007
Construction	5,756,240	6,646,831	(890,591)	(13)	7,379,580	8,175,803	9,046,475
Residential mortgages	30,804,683	30,789,759	14,924	-	31,623,160	31,988,995	32,180,888
Commercial real estate:
Owner occupied	8,926,891	8,915,447	11,444	-	9,062,920	9,349,847	8,858,393
Investor owned	6,335,013	6,159,006	176,007	3	6,230,803	6,509,267	6,235,754
Consumer:
Direct	5,368,458	5,117,765	250,693	5	5,058,593	5,121,230	5,173,380
Indirect	6,678,269	6,531,134	147,135	2	6,564,095	6,406,383	6,351,255
Credit card	1,040,056	1,068,289	(28,233)	(3)	956,551	1,005,545	975,476

Total loans	113,979,448	113,674,844	304,604	-	116,487,938	122,816,176	123,892,966
Allowance for loan and lease losses	(3,176,000)	(3,120,000)	56,000	2	(3,024,000)	(2,896,000)	(2,735,000)

Net loans	110,803,448	110,554,844	248,604	-	113,463,938	119,920,176	121,157,966
Goodwill	6,322,878	6,319,078	3,800	-	6,314,382	6,314,382	6,309,431
Other intangible assets	1,799,919	1,711,299	88,620	5	1,604,136	1,517,483	1,103,333
Other real estate owned	627,639	619,621	8,018	1	571,553	588,922	593,579
Other assets	9,959,075	9,835,919	123,156	1	12,231,979	9,900,722	9,054,312

Total assets [2]	$171,796,255	$174,164,735	($2,368,480)	(1)	$172,717,747	$176,734,971	$179,116,402

LIABILITIES
Noninterest-bearing consumer and commercial deposits	$25,148,837	$24,244,041	$904,796	4%	$23,590,252	$24,610,303	$24,371,518
Interest-bearing consumer and commercial deposits:
NOW accounts	25,657,386	27,204,796	(1,547,410)	(6)	24,483,369	23,293,865	22,420,789
Money market accounts	36,872,574	35,212,841	1,659,733	5	32,741,496	31,986,840	30,350,351
Savings	4,027,338	3,752,824	274,514	7	3,850,617	3,663,261	3,598,754
Consumer time	14,546,781	14,778,577	(231,796)	(2)	16,317,023	17,007,704	17,555,203
Other time	9,890,733	11,110,373	(1,219,640)	(11)	12,618,485	13,184,374	14,152,098

Total consumer and commercial deposits	116,143,649	116,303,452	(159,803)	-	113,601,242	113,746,347	112,448,713
Brokered deposits	2,350,846	4,231,530	(1,880,684)	(44)	4,953,103	4,519,752	6,373,500
Foreign deposits	254,941	1,328,584	(1,073,643)	(81)	776,697	535,372	149,962

Total deposits	118,749,436	121,863,566	(3,114,130)	(3)	119,331,042	118,801,471	118,972,175
Funds purchased	1,158,713	1,432,581	(273,868)	(19)	1,037,562	3,920,127	1,567,406
Securities sold under agreements to repurchase	2,794,195	1,870,510	923,685	49	2,186,204	2,393,434	3,165,644
Other short-term borrowings	2,387,640	2,062,277	325,363	16	1,692,889	1,761,711	2,883,384
Long-term debt	16,531,380	17,489,516	(958,136)	(5)	18,177,280	18,842,460	23,029,842
Trading liabilities	3,246,890	2,188,923	1,057,967	48	2,531,114	2,348,851	3,050,628
Other liabilities	4,308,075	4,726,507	(418,432)	(9)	4,853,372	5,713,759	4,801,697

Total liabilities	149,176,329	151,633,880	(2,457,551)	(2)	149,809,463	153,781,813	157,470,776

SHAREHOLDERS’ EQUITY
Preferred stock, no par value	4,923,292	4,917,312	5,980	-	4,911,416	4,918,863	5,227,357
Common stock, $1.00 par value	514,667	514,667	-	-	514,667	514,667	372,799
Additional paid in capital	8,446,209	8,521,042	(74,833)	(1)	8,520,533	8,540,036	6,713,536
Retained earnings	8,419,219	8,562,807	(143,588)	(2)	8,886,150	9,271,388	9,466,914
Treasury stock, at cost, and other	(989,840)	(1,055,136)	(65,296)	(6)	(1,076,633)	(1,115,782)	(1,168,995)
Accumulated other comprehensive income	1,306,379	1,070,163	236,216	22	1,152,151	823,986	1,034,015

Total shareholders’ equity	22,619,926	22,530,855	89,071	-	22,908,284	22,953,158	21,645,626

Total liabilities and shareholders’ equity	$171,796,255	$174,164,735	($2,368,480)	(1)	$172,717,747	$176,734,971	$179,116,402

Common shares outstanding	499,857,812	499,156,858	700,954	-	499,146,588	498,786,047	356,693,099
Common shares authorized	750,000,000	750,000,000	-	-	750,000,000	750,000,000	750,000,000
Preferred shares outstanding	50,225	50,225	-	-	50,225	50,358	53,500
Preferred shares authorized	50,000,000	50,000,000	-	-	50,000,000	50,000,000	50,000,000
Treasury shares of common stock	14,808,783	15,509,737	(700,954)	(5)	15,520,007	15,880,548	16,106,270

[1] Includes net unrealized gains of	$1,904,276	$1,831,948	$72,328	4%	$1,903,165	$1,479,277	$1,492,517
[2] Includes earning assets of	147,056,130	147,896,225	(840,095)	(1)	145,554,286	154,345,469	153,289,712

3“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

CONSOLIDATED DAILY AVERAGE BALANCES,

AVERAGE YIELDS EARNED AND RATES PAID

(Dollars in millions; yields on taxable-equivalent basis) (Unaudited)

	Three Months Ended						Increase/(Decrease) From
	March 31, 2010			December 31, 2009			Sequential Quarter		Prior Year Quarter

	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans:
Real estate 1-4 family	$26,970	$397	5.88%	$27,383	$410	5.99%	($413)	(0.11)%	($2,975)	(0.15)%
Real estate construction	4,078	34	3.44	4,753	41	3.38	(675)	0.06	(3,298)	0.15
Real estate home equity lines	15,157	125	3.33	15,420	129	3.32	(263)	0.01	(750)	(0.05)
Real estate commercial	15,105	151	4.05	15,357	157	4.04	(252)	0.01	(234)	(0.13)
Commercial - FTE [1]	33,094	449	5.50	32,707	454	5.51	387	(0.01)	(6,105)	0.81
Credit card	1,067	23	8.69	995	19	7.77	72	0.92	95	1.24
Consumer - direct	5,254	53	4.11	5,071	51	3.97	183	0.14	90	(0.31)
Consumer - indirect	6,697	101	6.10	6,636	104	6.22	61	(0.12)	73	(0.34)
Nonaccrual and restructured	7,013	11	0.64	6,714	12	0.68	299	(0.04)	2,206	0.28

Total loans	114,435	1,344	4.76	115,036	1,377	4.75	(601)	0.01	(10,898)	0.10
Securities available for sale:
Taxable	24,779	195	3.15	23,339	207	3.56	1,440	(0.41)	8,408	(1.72)
Tax-exempt - FTE [1]	910	12	5.40	952	13	5.41	(42)	(0.01)	(162)	(0.10)

Total securities available for sale - FTE [1]	25,689	207	3.23	24,291	220	3.63	1,398	(0.40)	8,246	(1.68)
Funds sold and securities purchased under agreements to resell	882	-	0.11	695	-	0.18	187	(0.07)	(82)	(0.28)
Loans held for sale	3,248	33	4.09	3,933	41	4.19	(685)	(0.10)	(2,101)	(0.53)
Interest-bearing deposits	26	-	0.28	24	-	0.36	2	(0.08)	-	(1.48)
Interest earning trading assets	2,616	20	3.07	2,608	22	3.25	8	(0.18)	(2,659)	(0.28)

Total earning assets	146,896	1,604	4.43	146,587	1,660	4.49	309	(0.06)	(7,494)	(0.19)
Allowance for loan and lease losses	(3,083)			(2,936)			(147)		(732)
Cash and due from banks	4,408			7,657			(3,249)		413
Other assets	18,690			17,648			1,042		1,274
Noninterest earning trading assets	2,634			3,099			(465)		(1,446)
Unrealized gains on securities available for sale, net	1,884			1,986			(102)		543

Total assets	$171,429			$174,041			($2,612)		($7,442)

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$25,593	$17	0.27%	$26,374	$23	0.35%	($781)	(0.08)%	$4,349	(0.23)%
Money market accounts	36,250	61	0.67	34,318	63	0.72	1,932	(0.05)	6,933	(0.66)
Savings	3,856	2	0.24	3,814	2	0.25	42	(0.01)	413	(0.03)
Consumer time	14,417	70	1.97	15,549	91	2.33	(1,132)	(0.36)	(2,823)	(1.25)
Other time	10,448	56	2.18	11,901	75	2.48	(1,453)	(0.30)	(2,996)	(1.06)

Total interest-bearing consumer and commercial deposits	90,564	206	0.92	91,956	254	1.10	(1,392)	(0.18)	5,876	(0.85)
Brokered deposits	3,005	27	3.61	4,604	28	2.39	(1,599)	1.22	(4,000)	0.49
Foreign deposits	428	-	0.10	541	-	0.10	(113)	-	16	(0.07)

Total interest-bearing deposits	93,997	233	1.01	97,101	282	1.15	(3,104)	(0.14)	1,892	(0.86)
Funds purchased	1,416	1	0.17	1,427	1	0.16	(11)	0.01	(117)	(0.07)
Securities sold under agreements to repurchase	1,980	-	0.10	1,965	1	0.12	15	(0.02)	(1,266)	(0.12)
Interest-bearing trading liabilities	736	6	3.38	429	4	4.14	307	(0.76)	77	(0.41)
Other short-term borrowings	2,853	3	0.45	1,712	3	0.69	1,141	(0.24)	(2,114)	0.03
Long-term debt	17,581	159	3.66	17,692	162	3.64	(111)	0.02	(6,857)	(0.15)

Total interest-bearing liabilities	118,563	402	1.38	120,326	453	1.49	(1,763)	(0.11)	(8,385)	(0.75)
Noninterest-bearing deposits	24,520			25,052			(532)		1,693
Other liabilities	4,222			4,319			(97)		(132)
Noninterest-bearing trading liabilities	1,786			1,963			(177)		(588)
Shareholders’ equity	22,338			22,381			(43)		(30)

Total liabilities and shareholders’ equity	$171,429			$174,041			($2,612)		($7,442)

Interest Rate Spread			3.05%			3.00%		0.05%		0.56%

Net Interest Income - FTE [1]		$1,202			$1,207

Net Interest Margin [2]			3.32%			3.27%		0.05%		0.45%

[1]

The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

[2]	The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries

CONSOLIDATED DAILY AVERAGE BALANCES,

AVERAGE YIELDS EARNED AND RATES PAID

(Dollars in millions; yields on taxable-equivalent basis) (Unaudited)

	Three Months Ended
	September 30, 2009			June 30, 2009			March 31, 2009
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans:
Real estate 1-4 family	$28,398	$424	5.97%	$29,388	$437	5.95%	$29,945	$452	6.03%
Real estate construction	5,420	45	3.29	6,448	53	3.27	7,376	60	3.29
Real estate home equity lines	15,611	131	3.32	15,809	131	3.32	15,907	133	3.38
Real estate commercial	15,820	162	4.05	15,775	163	4.15	15,339	158	4.18
Commercial - FTE [1]	35,410	453	5.07	38,599	459	4.77	39,199	453	4.69
Credit card	990	18	7.53	978	17	7.10	972	18	7.45
Consumer - direct	5,042	49	3.89	5,127	50	3.96	5,164	56	4.42
Consumer - indirect	6,617	105	6.33	6,499	103	6.37	6,624	105	6.44
Nonaccrual and restructured	6,488	10	0.59	5,500	11	0.78	4,807	4	0.36

Total loans	119,796	1,397	4.63	124,123	1,424	4.60	125,333	1,439	4.66
Securities available for sale:
Taxable	19,568	196	4.01	16,480	187	4.53	16,371	199	4.87
Tax-exempt - FTE [1]	979	14	5.44	1,010	14	5.47	1,072	15	5.50

Total securities available for sale - FTE[1]	20,547	210	4.08	17,490	201	4.59	17,443	214	4.91
Funds sold and securities purchased under agreements to resell	695	-	0.22	826	1	0.27	964	1	0.39
Loans held for sale	5,101	57	4.49	6,547	72	4.42	5,349	62	4.62
Interest-bearing deposits	26	-	0.51	25	-	1.01	26	-	1.76
Interest earning trading assets	3,414	24	2.74	4,166	27	2.58	5,275	44	3.35

Total earning assets	149,579	1,688	4.48	153,177	1,725	4.52	154,390	1,760	4.62
Allowance for loan and lease losses	(2,843)			(2,684)			(2,351)
Cash and due from banks	3,508			4,189			3,995
Other assets	17,485			16,867			17,416
Noninterest earning trading assets	3,127			3,425			4,080
Unrealized gains on securities available for sale, net	1,607			1,507			1,341

Total assets	$172,463			$176,481			$178,871

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$23,956	$24	0.39%	$22,768	$26	0.46%	$21,244	$26	0.50%
Money market accounts	32,505	70	0.86	31,251	86	1.10	29,317	96	1.33
Savings	3,733	3	0.32	3,662	2	0.26	3,443	2	0.27
Consumer time	16,735	118	2.80	17,367	133	3.06	17,240	137	3.22
Other time	13,041	94	2.86	13,905	106	3.06	13,444	108	3.24

Total interest-bearing consumer and commercial deposits	89,970	309	1.36	88,953	353	1.59	84,688	369	1.77
Brokered deposits	4,706	26	2.12	6,316	46	2.88	7,005	55	3.12
Foreign deposits	487	-	0.11	293	-	0.12	412	-	0.17

Total interest-bearing deposits	95,163	335	1.40	95,562	399	1.67	92,105	424	1.87
Funds purchased	1,522	-	0.18	2,199	1	0.20	1,533	1	0.24
Securities sold under agreements to repurchase	2,043	1	0.15	2,699	1	0.20	3,246	2	0.22
Interest-bearing trading liabilities	414	5	4.46	453	5	4.35	659	6	3.79
Other short-term borrowings	1,607	3	0.73	2,576	4	0.56	4,967	5	0.42
Long-term debt	18,389	176	3.80	20,050	194	3.88	24,438	229	3.81

Total interest-bearing liabilities	119,138	520	1.73	123,539	604	1.96	126,948	667	2.13
Noninterest-bearing deposits	24,516			24,574			22,827
Other liabilities	4,384			4,492			4,354
Noninterest-bearing trading liabilities	1,957			1,950			2,374
Shareholders’ equity	22,468			21,926			22,368

Total liabilities and shareholders’ equity	$172,463			$176,481			$178,871

Interest Rate Spread			2.75%			2.56%			2.49%

Net Interest Income - FTE [1]		$1,168			$1,121			$1,093

Net Interest Margin [2]			3.10%			2.94%			2.87%

[1]

The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

[2]	The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries

OTHER FINANCIAL DATA

(Dollars in millions) (Unaudited)

	Three Months Ended
	March 31				Increase/(Decrease)
	2010		2009		Amount		%[1]
CREDIT DATA
Allowance for credit losses - beginning	$3,235		$2,378		$857		36%
Provision for loan losses	877		994		(117)		(12)
Provision for unfunded commitments [4]	(15)		3		(18)		NM
Charge-offs
Commercial	(107)		(141)		(34)		(24)
Real estate:
Home equity lines	(170)		(161)		9		6
Construction	(95)		(83)		12		14
Residential mortgages[2]	(420)		(185)		235		NM
Commercial real estate	-		(2)		(2)		(100)
Consumer:
Direct	(14)		(9)		5		56
Indirect	(27)		(49)		(22)		(45)
Credit cards	(29)		(17)		12		71

Total charge-offs	(862)		(647)		215		33

Recoveries
Commercial	11		9		2		22
Real estate:
Home equity lines	10		4		6		NM
Construction	4		1		3		NM
Residential mortgages	6		3		3		100
Commercial real estate	(3)		-		(3)		-
Consumer:
Direct	2		2		-		-
Indirect	10		17		(7)		(41)
Credit cards	1		1		-		-

Total recoveries	41		37		4		11

Net charge-offs	(821)		(610)		211		35

Allowance for credit losses - ending	$3,276		$2,765		$511		18

Components:
Allowance for loan and lease losses	$3,176		$2,735		$441		16%
Unfunded commitments reserve	100		30		70		NM
Allowance for credit losses	$3,276		$2,765
Net charge-offs to average loans (annualized)
Commercial	1.13%		1.35%		(0.22)%		(16)%
Real estate:
Home equity lines	4.11		4.00		0.11		3
Construction	6.30		3.76		2.54		67
Residential mortgages	5.57		2.28		3.29		NM
Commercial real estate	0.08		0.05		0.03		60
Consumer:
Direct	0.92		0.54		0.38		70
Indirect	0.98		2.00		(1.02)		(51)
Credit cards	10.48		6.94		3.54		51
Total net charge-offs to total average loans	2.91		1.97		0.94		48

Period Ended
Nonaccrual/nonperforming loans
Commercial	$379		$400		($21)		(5)%
Real estate:
Home equity lines	286		323		(37)		(11)
Construction	1,585		1,468		117		8
Residential mortgages	2,436		2,178		258		12
Commercial real estate	464		222		242		NM
Consumer loans	35		50		(15)		(30)

Total nonaccrual/nonperforming loans	5,185		4,641		544		12
Other real estate owned (“OREO”)	628		593		35		6
Other repossessed assets	70		12		58		NM
Nonperforming loans held for sale (“LHFS”)	160		-		160		100

Total nonperforming assets	$6,043		$5,246		$797		15

Restructured loans (accruing)	$1,908		$651		$1,257		NM

Total accruing loans past due 90 days or more [3]	$1,475		$1,342		$133		10%

Total nonperforming loans to total loans	4.55%		3.75%		0.80%		21%
Total nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	5.26		4.21		1.05		25
Allowance to period-end loans	2.80		2.21		0.59		27
Allowance to nonperforming loans	61.74		60.38		1.36		2
Allowance to annualized net charge-offs	0.95	x	1.11	x	(0.16)	x	(14)

1 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

2 Credit-related operating losses charged-off against previously established reserves within other liabilities totaled $0 and $152 million during the three month periods ended March 31, 2010 and 2009, respectively.

3 Total accruing loans past due 90 days or more contain loans that are guaranteed by governmental entities. These loans were $1,313 million and $956 million at March 31, 2010 and March 31, 2009, respectively.

4 Beginning in the fourth quarter of 2009, SunTrust began recording the provision for unfunded commitments within the provision for credit losses in the Consolidated Statements of Income/(Loss). Including the provision for unfunded commitments for the first quarter of 2010, the provision for credit losses was $862 million for the three months ended March 31, 2010. Considering the immateriality of this provision, prior to the fourth quarter of 2009, the provision for unfunded commitments remains classified within other noninterest expense in the Consolidated Statements of Income/(Loss).

SunTrust Banks, Inc. and Subsidiaries

FIVE QUARTER OTHER FINANCIAL DATA

(Dollars in millions) (Unaudited)

	Three Months Ended
	March 31 2010		December 31 2009		Increase/(Decrease)			September 30		June 30		March 31
					Amount		%[1]	2009		2009		2009
CREDIT DATA
Allowance for credit losses - beginning	$3,235		$3,082		$153		5%	$2,925		$2,765		$2,378
Provision for loan losses	877		917		(40)		(4)	1,134		962		994
Provision for unfunded commitments [4]	(15)		57		(72)		NM	29		(1)		3
Charge-offs
Commercial	(107)		(111)		(4)		(3)	(205)		(156)		(141)
Real estate:
Home equity lines	(170)		(168)		2		1	(189)		(197)		(161)
Construction	(95)		(180)		(85)		(47)	(159)		(86)		(83)
Residential mortgages[2]	(420)		(336)		84		25	(390)		(325)		(185)
Commercial real estate	-		(3)		(3)		(100)	(24)		(3)		(2)
Consumer:
Direct	(14)		(14)		-		-	(20)		(13)		(9)
Indirect	(27)		(35)		(8)		(23)	(35)		(33)		(49)
Credit cards	(29)		(22)		7		32	(24)		(23)		(17)

Total charge-offs	(862)		(869)		(7)		(1)	(1,046)		(836)		(647)

Recoveries
Commercial	11		15		(4)		(25)	9		6		9
Real estate:
Home equity lines	10		13		(3)		(23)	9		5		4
Construction	4		1		3		NM	2		3		1
Residential mortgages	6		6		-		-	4		5		3
Commercial real estate	(3)		-		(3)		-	3		-		-
Consumer:
Direct	2		2		-		-	2		2		2
Indirect	10		10		-		-	10		13		17
Credit cards	1		1		-		-	1		1		1

Total recoveries	41		48		(7)		(14)	40		35		37

Net charge-offs	(821)		(821)		-		-	(1,006)		(801)		(610)

Allowance for credit losses - ending	$3,276		$3,235		$41		1	$3,082		$2,925		$2,765

Components:
Allowance for loan and lease losses	$3,176		$3,120		$56		2%	$3,024		$2,896		$2,735
Unfunded commitments reserve	100		115		(15)		(13)	58		29		30

Allowance for credit losses	$3,276		$3,235					$3,082		$2,925		$2,765

Net charge-offs to average loans (annualized)
Commercial	1.13%		1.14%		(0.01)%		(1)%	2.15%		1.53%		1.35%
Real estate:
Home equity lines	4.11		3.91		0.20		5	4.51		4.79		4.00
Construction	6.30		11.38		(5.08)		(45)	8.83		4.20		3.76
Residential mortgages	5.57		4.35		1.22		28	4.92		4.06		2.28
Commercial real estate	0.08		0.06		0.02		33	0.51		0.07		0.05
Consumer:
Direct	0.92		0.96		(0.04)		(4)	1.41		0.91		0.54
Indirect	0.98		1.50		(0.52)		(35)	1.50		1.24		2.00
Credit cards	10.48		8.51		1.97		23	9.39		9.03		6.94
Total net charge-offs to total average loans	2.91		2.83		0.08		3	3.33		2.59		1.97

Period Ended
Nonaccrual/nonperforming loans
Commercial	$379		484		($105)		(22)%	595		716		400
Real estate:
Home equity lines	286		289		(3)		(1)	280		311		323
Construction	1,585		1,484		101		7	1,582		1,613		1,468
Residential mortgages	2,436		2,716		(280)		(10)	2,645		2,529		2,178
Commercial real estate	464		392		72		18	303		285		222
Consumer loans	35		37		(2)		(5)	39		50		50

Total nonaccrual/nonperforming loans	5,185		5,402		(217)		(4)	5,444		5,504		4,641
OREO	628		620		8		1	572		589		593
Other repossessed assets	70		79		(9)		(11)	79		72		12
Nonperforming LHFS	160		-		160		100	-		-		-

Total nonperforming assets	$6,043		$6,101		($58)		(1)	$6,095		$6,165		$5,246

Restructured loans (accruing)	$1,908		$1,641		$267		16%	$1,344		$925		$651

Total accruing loans past due 90 days or more [3]	$1,475		$1,500		($25)		(2)%	$1,509		$1,411		$1,342

Total nonperforming loans to total loans	4.55%		4.75%		(0.20)%		(4)%	4.67%		4.48%		3.75%
Total nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	5.26		5.33		(0.07)		(1)	5.20		4.99		4.21
Allowance to period-end loans	2.80		2.76		0.04		1	2.61		2.37		2.21
Allowance to nonperforming loans	61.74		58.86		2.88		5	56.67		53.81		60.38
Allowance to annualized net charge-offs	0.95	x	0.96	x	(0.01)	x	(1)	0.76	x	0.90	x	1.11	x

1 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

2 Credit-related operating losses charged-off against previously established reserves within other liabilities totaled $43 million and $152 million during the three month periods ended June 30, 2009 and March 31, 2009, respectively, and $0 in all other periods presented.

3 Total accruing loans past due 90 days or more contain loans that are guaranteed by governmental entities. These loans were $1,313 million, $1,311 million, $1,209 million, $1,101 million, and $956 million at March 31, 2010, December 31, 2009, September 30, 2009, June 30, 2009, and March 31, 2009, respectively.

4 Beginning in the fourth quarter of 2009, SunTrust began recording the provision for unfunded commitments within the provision for credit losses in the Consolidated Statements of Income/(Loss). Including the provision for unfunded commitments for the first quarter of 2010 and fourth quarter of 2009, the provision for credit losses was $862 million and $974 million for the three months ended March 31, 2010 and December 31, 2009, respectively. Considering the immateriality of this provision, prior to the fourth quarter of 2009, the provision for unfunded commitments remains classified within other noninterest expense in the Consolidated Statements of Income/(Loss).

SunTrust Banks, Inc. and Subsidiaries

OTHER FINANCIAL DATA (continued)

(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended March 31
	Core Deposit Intangible	Mortgage Servicing Rights- Amortized Cost	Mortgage Servicing Rights- Fair Value	Other	Total
OTHER INTANGIBLE ASSET ROLLFORWARD
Balance, beginning of period	$145	$810	$ -	$80	$1,035
Designated at fair value (transfers from amortized cost)	-	(188)	188	-	-
Amortization	(12)	(67)	-	(4)	(83)
Mortgage servicing rights (“MSRs”) originated	-	-	146	-	146
MSRs impairment recovery	-	32	-	-	32
Fair value changes due to inputs and assumptions	-	-	(9)	-	(9)
Other changes in fair value	-	-	(17)	-	(17)
Cymric purchase price adjustment	-	-	-	(1)	(1)

Balance, March 31, 2009	$133	$587	$308	$75	$1,103

Balance, beginning of period	$104	$604	$936	$67	$1,711
Designated at fair value (transfers from amortized cost)	-	(604)	604	-	-
Fair value change due to fair value election	-	-	145	-	145
Amortization	(9)	-	-	(3)	(12)
MSRs originated	-	-	66	-	66
Fair value changes due to inputs and assumptions	-	-	(45)	-	(45)
Other changes in fair value	-	-	(65)	-	(65)

Balance, March 31, 2010	$95	$ -	$1,641	$64	$1,800

	Three Months Ended
	March 31 2010	December 31 2009	September 30 2009	June 30 2009	March 31 2009
COMMON SHARE ROLLFORWARD (000’s)
Beginning balance	499,157	499,147	498,786	356,693	354,515
Common shares issued/exchanged for employee benefit plans, stock option, and restricted stock activity	701	10	361	226	2,178
Issuance of common stock - Capital Plan	-	-	-	141,867	-

Ending balance	499,858	499,157	499,147	498,786	356,693

COMMON STOCK REPURCHASE ACTIVITY (000’s)
Number of common shares repurchased [1]	-	-	-	-	-
Average price per share of repurchased common shares	$ -	$ -	$ -	$ -	$ -
Maximum number of common shares that may yet be purchased under repurchase plans or programs	30,000	30,000	30,000	30,000	30,000

1 This figure includes shares repurchased pursuant to SunTrust’s employee stock option plans, pursuant to which participants may pay the exercise price upon exercise of SunTrust stock options by surrendering shares of SunTrust common stock which the participant already owns.

SunTrust Banks, Inc. and Subsidiaries

RECONCILEMENT OF NON-GAAP MEASURES

APPENDIX A TO THE EARNINGS RELEASE

(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended
	March 31 2010	December 31 2009	September 30 2009	June 30 2009	March 31 2009
NON-GAAP MEASURES PRESENTED IN THE EARNINGS RELEASE [8]
Net loss	($161)	($248)	($317)	($183)	($815)
Securities (gains)/losses, net of tax	(1)	(45)	(29)	15	(2)

Net loss excluding net securities (gains)/losses, net of tax	(162)	(293)	(346)	(168)	(817)
The Coca-Cola Company stock dividend, net of tax	(12)	(11)	(11)	(11)	(11)

Net loss excluding net securities (gains)/losses and The Coca-Cola Company stock dividend, net of tax	(174)	(304)	(357)	(179)	(828)
Preferred dividends, Series A	(2)	(2)	(2)	(6)	(5)
U.S. Treasury preferred dividends and accretion of discount	(66)	(66)	(66)	(66)	(66)
Dividends and undistributed earnings allocated to unvested shares	-	-	3	2	11
Gain on purchase of Series A preferred stock	-	-	5	89	-

Net loss available to common shareholders excluding net securities (gains)/losses and The Coca-Cola Company stock dividend	($242)	($372)	($417)	($160)	($888)

Total average assets	$171,429	$174,041	$172,463	$176,480	$178,871
Average net unrealized securities gains	(1,884)	(1,986)	(1,607)	(1,506)	(1,341)

Average assets less net unrealized securities gains	$169,545	$172,055	$170,856	$174,974	$177,530

Total average common shareholders’ equity	$17,419	$17,467	$17,556	$16,700	$17,144
Average accumulated other comprehensive income	(889)	(698)	(504)	(745)	(824)

Total average realized common shareholders’ equity	$16,530	$16,769	$17,052	$15,955	$16,320

Return on average total assets	(0.38)%	(0.57)%	(0.73)%	(0.42)%	(1.85)%
Impact of excluding net realized and unrealized securities (gains)/losses and The Coca-Cola Company stock dividend	(0.04)	(0.13)	(0.10)	0.01	(0.04)

Return on average total assets less net unrealized securities gains [1]	(0.42)%	(0.70)%	(0.83)%	(0.41)%	(1.89)%

Return on average common shareholders’ equity	(5.34)%	(7.19)%	(8.52)%	(3.95)%	(20.71)%
Impact of excluding net realized and unrealized securities (gains)/losses and The Coca-Cola Company stock dividend	(0.59)	(1.62)	(1.18)	(0.07)	(1.37)

Return on average realized common shareholders’ equity [2]	(5.93)%	(8.81)%	(9.70)%	(4.02)%	(22.08)%

Efficiency ratio [3]	71.60%	74.58%	73.53%	69.68%	97.19%
Impact of excluding amortization/impairment of goodwill/intangible assets other than MSRs	(0.69)	(0.62)	(0.71)	(0.63)	(34.64)

Tangible efficiency ratio [4]	70.91%	73.96%	72.82%	69.05%	62.55%

Total shareholders’ equity	$22,620	$22,531	$22,908	$22,953	$21,646
Goodwill, net of deferred taxes	(6,202)	(6,204)	(6,205)	(6,213)	(6,225)
Other intangible assets including MSRs, net of deferred taxes	(1,761)	(1,671)	(1,560)	(1,468)	(1,049)
MSRs	1,641	1,539	1,423	1,322	895

Tangible equity	16,298	16,195	16,566	16,594	15,267
Preferred stock	(4,923)	(4,917)	(4,911)	(4,919)	(5,227)

Tangible common equity	$11,375	$11,278	$11,655	$11,675	$10,040

Total assets	$171,796	$174,165	$172,718	$176,735	$179,116
Goodwill	(6,323)	(6,319)	(6,314)	(6,314)	(6,309)
Other intangible assets including MSRs	(1,800)	(1,711)	(1,604)	(1,517)	(1,103)
MSRs	1,641	1,539	1,423	1,322	895

Tangible assets	$165,314	$167,674	$166,223	$170,226	$172,599

Tangible equity to tangible assets [5]	9.86%	9.66%	9.96%	9.75%	8.85%
Tangible book value per common share [7]	$22.76	$22.59	$23.35	$23.41	$28.15
Net interest income	$1,171	$1,176	$1,137	$1,090	$1,062
Taxable-equivalent adjustment	31	31	31	31	31

Net interest income - FTE	1,202	1,207	1,168	1,121	1,093
Noninterest income	698	742	775	1,072	1,121

Total revenue - FTE	1,900	1,949	1,943	2,193	2,214
Securities (gains)/losses, net	(2)	(73)	(47)	25	(3)

Total revenue - FTE excluding net securities (gains)/losses [6]	$1,898	$1,876	$1,896	$2,218	$2,211

1SunTrust presents a return on average assets less net unrealized gains on securities. The foregoing numbers primarily reflect adjustments to remove the effects of the securities portfolio which includes the ownership by the Company of common shares of The Coca-Cola Company. The Company uses this information internally to gauge its actual performance in the industry. The Company believes that the return on average assets less the net unrealized securities gains is more indicative of the Company’s return on assets because it more accurately reflects the return on the assets that are related to the Company’s core businesses which are primarily client relationship and client transaction driven. The return on average assets less net unrealized gains on securities is computed by dividing annualized net loss, excluding securities gains/losses and The Coca-Cola Company dividend, net of tax, by average assets less net unrealized securities gains.

2SunTrust believes that the return on average realized common shareholders’ equity is more indicative of the Company’s return on equity because the excluded equity relates primarily to the holding of a specific security. The return on average realized common shareholders’ equity is computed by dividing annualized net loss available to common shareholders, excluding securities gains/losses and The Coca-Cola Company dividend, net of tax, by average realized common shareholders’ equity.

3Computed by dividing noninterest expense by total revenue - FTE. The efficiency ratios are presented on an FTE basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

4SunTrust presents a tangible efficiency ratio which excludes the amortization/impairment of goodwill/intangible assets other than MSRs. The Company believes this measure is useful to investors because, by removing the effect of these intangible asset costs (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

5SunTrust presents a tangible equity to tangible assets ratio that excludes the after-tax impact of purchase accounting intangible assets. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. This measure is used by management to analyze capital adequacy.

6SunTrust presents total revenue- FTE excluding net realized securities (gains)/losses. The Company believes noninterest income without net securities (gains)/losses is more indicative of the Company’s performance because it isolates income that is primarily client relationship and client transaction driven and is more indicative of normalized operations.

7SunTrust presents a tangible book value per common share that excludes the after-tax impact of purchase accounting intangible assets and also excludes preferred stock from tangible equity. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity as well as preferred stock (the level of which may vary from company to company), it allows investors to more easily compare the Company’s book value on common stock to other companies in the industry.

8Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. In addition, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.

SunTrust Banks, Inc. and Subsidiaries

RECONCILEMENT OF NON-GAAP MEASURES

APPENDIX A TO THE EARNINGS RELEASE, continued

(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended
	March 31 2010	December 31 2009	September 30 2009	June 30 2009	March 31 2009
NON-GAAP MEASURES PRESENTED IN THE EARNINGS RELEASE[2]
Total noninterest expense	$1,361	$1,454	$1,429	$1,528	$2,152
Goodwill/intangible impairment charges other than MSRs	-	-	-	-	751

Total noninterest expense excluding goodwill/intangible impairment charges other than MSRs[1]	$1,361	$1,454	$1,429	$1,528	$1,401

Net loss	($161)	($248)	($317)	($183)	($815)
Goodwill/intangible impairment charges other than MSRs, after tax	-	-	-	-	724

Net loss excluding goodwill/intangible impairment charges other than MSRs, after tax[1]	($161)	($248)	($317)	($183)	($91)

Net loss available to common shareholders	($229)	($316)	($377)	($164)	($875)
Goodwill/intangible impairment charges other than MSRs attributable to common shareholders, after tax	-	-	-	-	715

Net loss available to common shareholders excluding goodwill/intangible impairment charges other than MSRs, after tax[1]	($229)	($316)	($377)	($164)	($160)

Net loss per average common share, diluted	($0.46)	($0.64)	($0.76)	($0.41)	($2.49)
Impact of excluding goodwill/intangible impairment charges other than MSRs attributable to common shareholders, after tax	-	-	-	-	2.03

Net loss per average diluted common share, excluding goodwill/intangible impairment charges other than MSRs, after tax[1]	($0.46)	($0.64)	($0.76)	($0.41)	($0.46)

SUPPLEMENTAL INCOME STATEMENT RECONCILIATION
Net loss	($161)	($248)	($317)	($183)	($815)
Preferred dividends, Series A	(2)	(2)	(2)	(6)	(5)
U.S. Treasury preferred dividends and accretion of discount	(66)	(66)	(66)	(66)	(66)
Dividends and undistributed earnings allocated to unvested shares	-	-	3	2	11
Gain on purchase of Series A preferred stock	-	-	5	89	-

Net loss available to common shareholders	($229)	($316)	($377)	($164)	($875)

1SunTrust presents noninterest expense, net loss, net loss available to common shareholders, and net loss per average common diluted share that excludes the portion of the impairment charges on goodwill and intangible assets other than MSRs allocated to the common shareholders. The Company believes this measure is useful to investors, because removing the non-cash impairment charges provides a more representative view of normalized operations and the measure also allows better comparability with peers in the industry who also provide a similar presentation when applicable. In addition, management uses this measure internally to analyze performance.

2 Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. In addition, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.

SunTrust Banks, Inc. and Subsidiaries

RETAIL AND COMMERCIAL LINE OF BUSINESS

(Dollars in thousands) (Unaudited)

	Three Months Ended
	March 31 2010	March 31 2009	% Change[3]
Statements of Income

Net interest income[1]	$645,808	$578,968	12%
FTE adjustment	10,916	8,793	24

Net interest income - FTE	656,724	587,761	12
Provision for credit losses[2]	239,522	219,031	9

Net interest income after provision for credit losses - FTE	417,202	368,730	13

Noninterest income before securities gains/(losses)	318,938	326,751	(2)
Securities gains/(losses), net	18	(72)	NM

Total noninterest income	318,956	326,679	(2)

Noninterest expense before amortization/impairment of goodwill/intangible assets	716,564	695,075	3
Amortization/impairment of goodwill/intangible assets	9,767	311,114	(97)

Total noninterest expense	726,331	1,006,189	(28)

Income/(loss) before provision/(benefit) for income taxes	9,827	(310,780)	NM
Provision/(benefit) for income taxes	(28,547)	(39,190)	(27)
FTE adjustment	10,916	8,793	24

Net income/(loss) including income attributable to noncontrolling interest	27,458	(280,383)	NM
Less: net income attributable to noncontrolling interest	-	-	-

Net income/(loss)	$27,458	($280,383)	NM

Total revenue - FTE	$975,680	$914,440	7

Selected Average Balances

Total loans	$45,413,431	$50,056,366	(9)%
Goodwill	5,738,804	6,206,435	(8)
Other intangible assets excluding MSRs	99,866	138,996	(28)
Total assets	52,730,573	57,757,827	(9)
Consumer and commercial deposits	93,354,373	86,361,720	8

Performance Ratios

Efficiency ratio	74.44%	110.03%
Impact of excluding amortization/impairment of goodwill/intangible assets	(5.76)	(39.73)

Tangible efficiency ratio	68.68%	70.30%

1 Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

2 Provision for credit losses represents net charge-offs for the lines of business.

3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

CORPORATE AND INVESTMENT BANKING LINE OF BUSINESS

(Dollars in thousands) (Unaudited)

	Three Months Ended
	March 31 2010	March 31 2009	% Change[3]
Statements of Income

Net interest income[1]	$90,395	$77,081	17%
FTE adjustment	16,462	18,275	(10)

Net interest income - FTE	106,857	95,356	12
Provision for credit losses[2]	37,331	75,070	(50)

Net interest income after provision for credit losses - FTE	69,526	20,286	NM

Noninterest income before securities gains/(losses)	125,669	159,225	(21)
Securities gains/(losses), net	-	-	-

Total noninterest income	125,669	159,225	(21)

Noninterest expense before amortization of intangible assets	133,946	151,715	(12)
Amortization of intangible assets	-	122	(100)

Total noninterest expense	133,946	151,837	(12)

Income before provision/(benefit) for income taxes	61,249	27,674	NM
Provision/(benefit) for income taxes	7,767	(7,226)	NM
FTE adjustment	16,462	18,275	(10)

Net income including income attributable to noncontrolling interest	37,020	16,625	NM
Less: net income attributable to noncontrolling interest	5	-	-

Net income	$37,015	$16,625	NM

Total revenue - FTE	$232,526	$254,581	(9)

Selected Average Balances

Total loans	$18,437,085	$23,232,725	(21)%
Goodwill	223,307	223,307	-
Other intangible assets excluding MSRs	-	305	(100)
Total assets	27,754,331	34,824,140	(20)
Consumer and commercial deposits	7,324,838	7,411,957	(1)

Performance Ratios

Efficiency ratio	57.60%	59.64%
Impact of excluding amortization of intangible assets	(0.63)	(0.65)

Tangible efficiency ratio	56.97%	58.99%

1 Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

2 Provision for credit losses represents net charge-offs for the lines of business.

3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

HOUSEHOLD LENDING LINE OF BUSINESS

(Dollars in thousands) (Unaudited)

	Three Months Ended
	March 31 2010	March 31 2009	% Change[3]
Statements of Income

Net interest income[1]	$199,623	$217,826	(8)%
FTE adjustment	-	-	-

Net interest income - FTE	199,623	217,826	(8)
Provision for credit losses[2]	530,946	306,017	74

Net interest income after provision for credit losses - FTE	(331,323)	(88,191)	NM

Noninterest income before securities gains/(losses)	63,215	336,086	(81)
Securities gains/(losses), net	(1,066)	(723)	47

Total noninterest income	62,149	335,363	(81)

Noninterest expense before amortization/impairment of goodwill/intangible assets	302,061	347,858	(13)
Amortization/impairment of goodwill/intangible assets	349	452,293	(100)

Total noninterest expense	302,410	800,151	(62)

Loss before benefit for income taxes	(571,584)	(552,979)	3
Benefit for income taxes	(218,173)	(56,205)	NM
FTE adjustment	-	-	-

Net loss including income attributable to noncontrolling interest	(353,411)	(496,774)	(29)
Less: net income attributable to noncontrolling interest	219	869	(75)

Net loss	($353,630)	($497,643)	(29)

Total revenue - FTE	$261,772	$553,189	(53)

Selected Average Balances

Total loans	$42,215,026	$43,499,456	(3)%
Goodwill	-	283,291	(100)
Other intangible assets excluding MSRs	7,864	9,355	(16)
Total assets	48,833,265	52,702,299	(7)
Consumer and commercial deposits	2,474,060	2,954,449	(16)

Performance Ratios

Efficiency ratio	115.52%	144.64%
Impact of excluding amortization/impairment of goodwill/intangible assets	(0.17)	(82.14)

Tangible efficiency ratio	115.35%	62.50%

Other Information

Production Data
Channel mix
Retail	$3,251,717	$6,380,622	(49)%
Wholesale	1,337,900	3,605,375	(63)
Correspondent	1,056,013	3,456,256	(69)

Total production	$5,645,630	$13,442,253	(58)

Channel mix - percent
Retail	58%	47%
Wholesale	24	27
Correspondent	18	26

Total production	100%	100%

Purchase and refinance mix
Refinance	$3,440,325	$10,800,272	(68)
Purchase	2,205,305	2,641,981	(17)

Total production	$5,645,630	$13,442,253	(58)

Purchase and refinance mix - percent
Refinance	61%	80%
Purchase	39	20

Total production	100%	100%

Applications	$9,897,522	$25,614,207	(61)

Mortgage Servicing Data (End of Period)
Total loans serviced	$178,031,783	$166,420,008	7%
Total loans serviced for others	146,019,268	131,882,752	11
Net carrying value of MSRs	1,641,188	894,797	83
Ratio of net carrying value of MSRs to total loans serviced for others	1.124%	0.678%

1 Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

2 Provision for credit losses represents net charge-offs for the lines of business.

3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

WEALTH AND INVESTMENT MANAGEMENT LINE OF BUSINESS

(Dollars in thousands) (Unaudited)

	Three Months Ended
	March 31 2010	March 31 2009	% Change[3]
Statements of Income

Net interest income[1]	$102,485	$86,751	18%
FTE adjustment	4	4	-

Net interest income - FTE	102,489	86,755	18
Provision for credit losses[2]	12,783	9,798	30

Net interest income after provision for credit losses - FTE	89,706	76,957	17

Noninterest income before securities gains/(losses)	185,627	174,262	7
Securities gains/(losses), net	3	3	-

Total noninterest income	185,630	174,265	7

Noninterest expense before amortization of intangible assets	218,225	220,473	(1)
Amortization of intangible assets	2,971	3,385	(12)

Total noninterest expense	221,196	223,858	(1)

Income before provision for income taxes	54,140	27,364	98
Provision for income taxes	20,369	10,465	95
FTE adjustment	4	4	-

Net income including income attributable to noncontrolling interest	33,767	16,895	100
Less: net income attributable to noncontrolling interest	(69)	-	-

Net income	$33,836	$16,895	NM

Total revenue - FTE	$288,119	$261,020	10

Selected Average Balances

Total loans	$8,065,491	$8,285,215	(3)%
Goodwill	358,040	338,211	6
Other intangible assets excluding MSRs	54,686	63,648	(14)
Total assets	9,065,101	9,032,195	-
Consumer and commercial deposits	11,252,511	10,109,074	11

Performance Ratios

Efficiency ratio	76.77%	85.76%
Impact of excluding amortization of intangible assets	(2.27)	(2.79)

Tangible efficiency ratio	74.50%	82.97%

Other Information (End of Period)

Assets under administration
Managed (discretionary) assets	$122,651,494	$106,221,632	15%
Non-managed assets	46,684,915	39,458,528	18

Total assets under administration	169,336,409	145,680,160	16

Brokerage assets	33,257,609	28,760,749	16
Corporate trust assets	9,262,590	8,978,698	3

Total assets under advisement	$211,856,608	$183,419,607	16

1 Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

2 Provision for credit losses represents net charge-offs for the lines of business.

3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

CORPORATE OTHER AND TREASURY

(Dollars in thousands) (Unaudited)

	Three Months Ended
	March 31 2010	March 31 2009	% Change[2]
Statements of Income

Net interest income	$133,126	$101,472	31%
FTE adjustment	3,119	3,787	(18)

Net interest income - FTE	136,245	105,259	29
Provision for credit losses[1]	41,027	384,182	(89)

Net interest income after provision for credit losses - FTE	95,218	(278,923)	NM

Noninterest income before securities gains/(losses)	3,168	121,537	(97)
Securities gains/(losses), net	2,588	4,169	(38)

Total noninterest income	5,756	125,706	(95)

Noninterest expense before amortization of intangible assets	(23,440)	(30,114)	(22)
Amortization of intangible assets	100	102	(2)

Total noninterest expense	(23,340)	(30,012)	(22)

Income/(loss) before provision/(benefit) for income taxes	124,314	(123,205)	NM
Provision/(benefit) for income taxes	24,422	(58,621)	NM
FTE adjustment	3,119	3,787	(18)

Net income/(loss) including income attributable to noncontrolling interest	96,773	(68,371)	NM
Less: net income attributable to noncontrolling interest	2,266	2,290	(1)

Net income/(loss)	$94,507	($70,661)	NM

Total revenue - FTE	$142,001	$230,965	(39)

Selected Average Balances

Total loans	$303,771	$259,735	17%
Securities available for sale	25,977,309	18,686,431	39
Goodwill	(1)	-	-
Other intangible assets excluding MSRs	3,669	4,070	(10)
Total assets	33,045,877	24,554,824	35
Consumer and commercial deposits	678,423	677,778	-

Other Information

Duration of investment portfolio	2.6%	2.2%

Accounting net interest income interest rate sensitivity[3]:
% Change in net interest income under:
Instantaneous 100 bp increase in rates over next 12 months	1.0%	2.1%
Instantaneous 100 bp decrease in rates over next 12 months	(0.4)%	(0.4)%

Economic net interest income interest rate sensitivity[3]:
% Change in net interest income under:
Instantaneous 100 bp increase in rates over next 12 months	0.4%	1.5%
Instantaneous 100 bp decrease in rates over next 12 months	(0.1)%	0.1%

1 Provision for credit losses is the difference between net charge-offs recorded by the lines of business and consolidated provision for credit losses.

2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

3 The recognition of interest rate sensitivity from an accounting perspective is different from the economic perspective due to the election of fair value accounting for certain long term debt and the related interest rate swaps. The net interest income sensitivity profile from an economic perspective assumes the net interest payments from the related swaps were included in net interest income.

SunTrust Banks, Inc. and Subsidiaries

CONSOLIDATED - SEGMENT TOTALS

(Dollars in thousands) (Unaudited)

	Three Months Ended
	March 31 2010	March 31 2009	% Change[1]
Statements of Income

Net interest income	$1,171,437	$1,062,098	10%
FTE adjustment	30,501	30,859	(1)

Net interest income - FTE	1,201,938	1,092,957	10
Provision for credit losses	861,609	994,098	(13)

Net interest income after provision for credit losses - FTE	340,329	98,859	NM

Noninterest income before securities gains/(losses)	696,617	1,117,861	(38)
Securities gains/(losses), net	1,543	3,377	(54)

Total noninterest income	698,160	1,121,238	(38)

Noninterest expense before amortization/impairment of goodwill/intangible assets	1,347,356	1,385,007	(3)
Amortization/impairment of goodwill/intangible assets	13,187	767,016	(98)

Total noninterest expense	1,360,543	2,152,023	(37)

Loss before provision/(benefit) for income taxes	(322,054)	(931,926)	(65)
Provision/(benefit) for income taxes	(194,162)	(150,777)	29
FTE adjustment	30,501	30,859	(1)

Loss including income attributable to noncontrolling interest	(158,393)	(812,008)	(80)
Less: net income attributable to noncontrolling interest	2,421	3,159	(23)

Net loss	($160,814)	($815,167)	(80)

Total revenue - FTE	$1,900,098	$2,214,195	(14)

Selected Average Balances

Total loans	$114,434,804	$125,333,497	(9)%
Goodwill	6,320,150	7,051,244	(10)
Other intangible assets excluding MSRs	166,085	216,374	(23)
Total assets	171,429,147	178,871,285	(4)
Consumer and commercial deposits	115,084,205	107,514,978	7

Performance Ratios

Efficiency ratio	71.60%	97.19%
Impact of excluding amortization/impairment of goodwill/intangible assets	(0.69)	(34.64)

Tangible efficiency ratio	70.91%	62.55%

1 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.